Exhibit 4.13

     Form of Warrant Agreement, dated March 31, 2004
between the Registrant and the Placement Agent (X Securities Ltd.)

WARRANT

THIS WARRANT AND THE ORDINARY SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT (the "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (the "SECURITIES ACT") OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAW, AND THE WARRANT MAY NOT BE EXERCISED AND THE WARRANT AND THE ORDINARY SHARES ISSUABLE UPON EXERCISE MAY NOT BE SOLD, TRANSFERRED, PLEDGED, ASSIGNED OR HYPOTHECATED, UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING THIS WARRANT AND/OR SUCH SECURITIES, OR THE HOLDER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE WARRANT AND/OR SUCH SECURITIES SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, PLEDGE, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE LAW.

to purchase
Ordinary Shares

of

NUR MACROPRINTERS LTD.
at a price of $0.62 per share

VOID AFTER 17:00 p.m. (prevailing Tel Aviv time)
On the Expiration Date (as hereinafter defined)

in favor of

March 31, 2004

NUR MACROPRINTERS LTD., an Israeli company with its principal offices at 12 Abba Hillel Silver Street, Lod, Israel (the "Company"), hereby grants to X Securities Ltd. (the "Holder"), the right to purchase, subject to the terms and conditions hereof, up to seventy nine thousand one hundred forty-five (79,145) of the Company's Ordinary Shares, par value NIS 1.00 per share ("Ordinary Shares"), exercisable at any time from time to time, on or after the date hereof (the "Effective Date"), and until the fifth anniversary of such date (the "Expiration Date").

Hereinafter: (i) the Ordinary Shares purchasable hereunder or any other securities which may be issued by the Company in substitution therefor, are referred to as the "Warrant Shares"; (ii) the price of sixty two cents ($0.62) payable hereunder for each of the Warrant Shares, as adjusted in the manner set forth hereinafter, is referred to as the "Exercise Price" and (iii) this Warrant and all warrants hereafter issued in exchange or substitution for this Warrant are referred to as the "Warrants". The Exercise Price and the number of Warrant Shares are subject to adjustment as hereinafter provided.

1. Warrant Period; Exercise of Warrant

1.1. (a)
This Warrant may be exercised in whole at any time, or in part from time to time, beginning on the date hereof until the Expiration Date (the "Warrant Period"), by the surrender of this Warrant (with a duly executed exercise form in the form attached at the end hereof as Exhibit A), along with the Exercise Certificate or the Exercise Opinion (each as defined in Section 1.1(b) below), at the principal office of the Company, set forth above, together with proper payment of the Exercise Price multiplied by the number of Warrant Shares for which the Warrant is being exercised. Payment for Warrant Shares shall be made by certified or official bank check or checks, payable to the order of the Company or by wire transfer to an account to be designated in writing by the Company. Payments shall be made in United States dollars.

(b)
In addition to the method of exercise set forth in Section 1.1(a) hereof, each Holder shall have the right to exercise the Warrant in whole or in part and, upon such exercise, to receive for each Warrant surrendered a fraction of one Ordinary Share as shall be determined by the formula set forth below, with no cash payment required other than a payment of Equivalent Par Value (as defined below) for each Ordinary Share issued upon the exercise of the Warrant in accordance with this Section 1.1(b). The number of Ordinary Shares the Holder shall be entitled to receive shall upon the exercise of the Warrant and surrender of the related warrant certificate in accordance with this Section 1.1(b) shall be equal to the product of (x) the total number of Ordinary Shares exchangeable for the Warrants being exercised (assuming exercise in accordance with Section 1.1(a)) multiplied by (y) a fraction, the numerator of which is the aggregate Market Price (as defined below) of such Ordinary Shares plus Equivalent Par Value less the aggregate Exercise Price therefore, and the denominator of which is such aggregate Market Price. Upon exercise of the Warrants pursuant to this Section 1.1(b), the warrants so exercised shall no longer be exercisable. Solely for the purpose of this paragraph, "Equivalent Par Value" shall be an amount in U.S. Dollars equal to NIS 1.0 based on the Representative Rate of the U.S. Dollar as published by the Bank of Israel on the date of payment. Solely for the purposes of this paragraph, Market Price shall be calculated as the average of the five trading days immediately preceding the date on which the form of exercise attached (Exhibit A) is deemed to have been sent to the Company. For the purposes of this paragraph, "Market Price" shall be deemed to be the last reported sale price of the Ordinary Shares, or if no such reported sale takes place on such day, the average of the last reported sale prices for the last three (3) trading days.

(c)
The Holder of a Warrant, by its acceptance thereof, covenants and agrees that the Warrants described herein are being acquired as an investment and not with a view to the distribution thereof and such Holder further covenants and agrees that it will not sell, transfer, pledge, assign, or hypothecate the Warrant or the ordinary shares issueable upon exercise of the Warrant unless there is an effective registration statement under the Securities Act of 1933 covering the Warrant or the ordinary shares issueable upon exercise of the Warrant, or the Holder of the Warrant and/or the ordinary shares receives an opinion of counsel satisfactory to the Company stating that such sale, transfer, pledge, assignment, or hypothecation is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 and the qualification requirements under applicable law.

1.2.
If this Warrant should be exercised in part, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the remainder of the Ordinary Shares purchasable hereunder. The Company shall pay any and all expenses, taxes and other charges that may be payable in connection with the issuance of the Warrant Shares and the preparation and delivery of share certificates pursuant to this Section 1 in the name of the Holder (including without limitation the applicable stamp duty), and to the extent required, the execution and delivery of a new Warrant, provided, however, that the Company shall only be required to pay taxes which are due as a direct result of the issuance of the Ordinary Shares or other securities, properties or rights underlying such Warrants (such as the applicable stamp duty), and will not be required to pay any tax which may be (i) due as a result of the specific identity of the Holder or (ii) payable in respect of any transfer involved in the issuance and delivery of any such certificates in a name other than that of the Holder and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

1.3.

No fractions of Ordinary Shares shall be issued in connection with the exercise of this Warrant, and the number of Ordinary Shares issued shall be rounded down to the nearest whole number.

Upon the issuance of Ordinary Shares resulting from the exercise in whole or in part of this Warrant, the Company shall deliver to the Holder an irrevocable letter of instructions to the Company's transfer agent to issue as soon as is reasonably practicable to the Holder share certificates reflecting the Warrant Shares exercised thereby, together with any and all other documents required for the issuance of such certificates by the transfer agent.

2.	Reservation of Shares

The Company covenants that: (i) at all times during the Warrant Period it shall have in reserve, and will keep available solely for issuance or delivery upon exercise of the Warrant, such number of Ordinary shares as shall be issuable upon the exercise thereof, and (ii) upon exercise of the Warrant and payment of the Exercise Price therefor, the Warrant Shares issuable upon such exercise will be validly issued, fully paid, non assessable, free and clear from any lien, encumbrance, pledge or any other third party right and not subject to any preemptive rights.

3. Adjustments to Exercise Price and Number of Securities

3.1.
Subdivision and Combination. In case the Company shall at any time subdivide or combine the outstanding Ordinary Shares, the Exercise Price shall forthwith be proportionately decreased in the case of subdivision or increased in the case of combination.

3.2.
Stock Dividends and Distributions. In case the Company shall pay a dividend on, or make a distribution of, Ordinary Shares or of the Company's capital stock convertible into Ordinary Shares, the Exercise Price shall forthwith be proportionately decreased. An adjustment made pursuant to this Section 3.2 shall be made as of the record date for the subject stock dividend or distribution.

3.3.
Adjustment in Number of Securities. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 3, the number of Ordinary Shares issuable upon the exercise of each Warrant shall be adjusted to the nearest full amount by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of Ordinary Shares issuable upon exercise of the Warrants immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

3.4.
Definition of Ordinary Shares. For the purpose of this Warrant, the term "Ordinary Shares" shall mean (i) the class of stock designated as Ordinary Shares in the Articles of Association of the Company as may be amended as of the date hereof, or (ii) any other class of stock resulting from successive changes or reclassifications of such Ordinary Shares consisting solely of changes in nominal value, or from nominal value to no nominal value, or from no nominal value to nominal value.

3.5.
No Adjustment of Exercise Price in Certain Cases. No adjustment of the Exercise Price shall be made if the amount of said adjustment shall be less than 2 cents ($.02) per Ordinary Share, provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least 2 cents ($.02) per Ordinary Share.

3.6.
Merger or Consolidation. In case of any consolidation of the Company with or merger of the Company with, or merger of the Company into, (other than a merger which does not result in any reclassification or change of the outstanding Ordinary Shares), the Company shall cause the corporation formed by such consolidation or merger to execute and deliver to the Holder a supplemental warrant agreement providing that the Holder of the Warrant then outstanding or to be outstanding shall have the right thereafter (until the expiration of such Warrant) to receive, upon exercise of such Warrant, the kind and amount of shares of stock and other securities and property receivable upon such consilidation or merger, by a holder of the number of Ordinary Shares of the Company for which such Warrant might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental warrant agreement shall provide for adjustments which shall be identical to the adjustments provided in Section 3. The above provision of this Subsection shall similarly apply to successive consolidations or mergers.

4.
Notices to Warrant Holders. Nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or to consent or to receive notice as a stockholder in respect of any meetings of stockholders for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the Expiration Date, any of the following events shall occur:

(a)
the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of current or retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company; or

(b)
the Company shall offer to all the holders of its Ordinary Shares any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor; or

(c)
a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business as an entirety shall be proposed;

then, in any one or more of said events, the Company shall give to the Holder written notice of such event at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, convertible or exchangeable securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale.

5.	Non-Transferability
(a)
The Holder covenants and agrees that the Warrants are being acquired as an investment and not with a view to the distribution thereof. The Holder shall not sell, transfer, assign, encumber, pledge or otherwise dispose or undertake to dispose of ("Sell") the Warrants until the first anniversary of the Effective Date. Thereafter, the Holder may, subject to applicable securities laws, Sell, all or any portion of the Warrants, provided that the Holder may only Sell the Warrants on two occasions, to no more than five (5) transferees on each occasion, provided further that on the second such occasion the Holder shall reimburse the Company with any and all direct costs incurred by the Company connected with such sale, transfer or assignment including any reasonable registration costs.
(b)
Unless registered, the Warrant Shares issued upon exercise of the Warrants shall be subject to a stop transfer order and the certificate or certificates evidencing such Warrant Shares shall bear legend substantially similar to the following:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, PURSUANT TO A REGISTRATION STATEMENT. ACCORDINGLY, SUCH SHARES MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER SUCH ACT, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT."

6.	Loss, etc. of Warrant

Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, and upon reimbursement of the Company's reasonable direct expenses, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

7.	Registration Rights
Holders of the Ordinary Shares shall be entitled to registration rights pursuant to the Registration Rights Agreement attached hereto as Exhibit B.

8.	Headings
The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

9.	Notices

Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or seven (7) days after deposit with the Post Authority, for dispatch by registered or certified mail, postage prepaid and addressed to the Holder at the address set forth in the Company's books and to the Company at the address of its principal offices set forth above, or when given by telecopier or other form of rapid written communication, provided that confirming copies are sent by such airmail.

10.	Governing Law

This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of Israel (regardless of the laws that might otherwise govern under applicable Israel principles of conflicts of law). Anything to the contrary notwithstanding, the provisions of this Section 10 shall not apply to the Registration Rights schedule, which shall be subject to the provisions thereof.

11.	Entire Agreement; Amendment and Waiver

This Warrant and the schedule hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. Any term of this Warrant may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of both the Holder and the Company.

IN WITNESS WHEREOF, the Company has caused this Ordinary Share Purchase Warrant to be executed as of the date first written above.

NUR Macroprinters Ltd.

By:       ________________________
Name:  David Amir
Title:     Chief Executive Officer

Agreed and Accepted:

X Securities Ltd.
By:      ________________________
Name: ________________________
Title:    ________________________

Exhibit A

Warrant Exercise Form

Date: ____________________

To: Nur Macroprinters Ltd.

Re: Exercise of Warrant

The undersigned hereby irrevocably elects to exercise the attached Warrant to the extent of ___________________ Ordinary Shares of Nur Macroprinters Ltd. all in accordance with section 1.1(b) of the Warrant. Payment to the Company of the total purchase price for such shares has been made simultaneously with the delivery of this exercise of warrant. The undersigned requests that certificates for such Ordinary Shares be registered in the name of ____________________ whose address is ____________________ and that such certificates be delivered to whose address is _____________________________.

By: ___________________

Exhibit B

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this "Agreement") is made as of the __day of March, 2004 (the "Effective Date") by and among NUR Macroprinters Ltd., a company organized under the laws of the State of Israel, registered under number 52-003986-8, with offices at 12 Abba Hillel Silver Street, Lod, Israel (the "Company"); and the Investors listed on Schedule 1 hereto, each such Investor being an ‘accredited investor’, as defined in Regulation §230.501 under the Securities Act (defined below). Each Investor is referred to in this Agreement as a "Holder", and collectively as the "Holders".

RECITALS:

WHEREAS
the Company and Rockwood, Inc. (the "Placement Agent") entered on _________, 2003 into a letter agreement (the "Letter Agreement") pursuant to which the Placement Agent rendered to the Company certain financial services in connection with the Convertible Loan secured by the Company on October 2003 (the "Convertible Loan");

WHEREAS	the Letter Agreement provides, among others, that upon conversion of the Convertible Loan or a portion thereof, the Company will grant the Placement Agent warrants (the "Warrants") exercisable into Ordinary Shares of the Company, of nominal value NIS 1.00 each (the "Conversion Shares"); and
WHEREAS	the Letter Agreement further provides that the Conversion Shares shall have piggyback registration rights; and
WHEREAS	the Placement Agent assigned its rights for the Warrants to the Holders; and
WHEREAS	the Company hereby undertakes to register the Conversion Shares under the terms and subject to the condition set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.	Definitions.
Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed thereto in the Warrants. As used herein, the following terms have the following meanings:

"Commission" refers to the Securities and Exchange Commission.

"Effective Date" means the date of the closing of the Convertible Loan.

"Register", "registered", and "registration" refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the Commission of effectiveness of such registration statement, or the equivalent actions under the laws of another jurisdiction.

"Registrable Shares" means the Conversion Shares issued or issuable to the Holders upon exercise of the Warrants.

"Securities Act" shall mean the U.S. Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

2.	Incidental Registration.

If the Company at any time following the Effective Date, proposes to register any of its securities, (other than a registration statement on Form S-8 or any successor form for securities to be offered to employees of the Company pursuant to any employee benefit plan or a registration statement on form F-4 or any other successor form), for its own account or for the account of any other person, it shall give notice to the Holders of such intention. Upon the written request of Holders, given within twenty (20) days after receipt of any such notice, the Company shall include in such registration all of the Registrable Shares indicated in such request, so as to permit the disposition of the shares so registered in the manner requested by the Holders. Notwithstanding any other provision of this Section 2, with respect to an underwritten public offering by the Company, if the managing underwriter advises the Company in writing that marketing or other factors require a limitation of the number of shares to be underwritten, then there shall be excluded from such registration and underwriting to the extent necessary to satisfy such limitation, shares held by the Holders and by other shareholders of the Company who are entitled to have their shares included in such registration, pro rata among them to the extent necessary to satisfy such limitation. To the extent Registrable Shares are excluded from such underwriting, the Holders shall agree not to sell their Registrable Shares included in the registration statement for such period, not to exceed 180 days, as may be required by the managing underwriter, and the Company shall keep effective and current such registration statement for such period as may be required to enable the Holders to complete the distribution and resale of their Registrable Shares. Notwithstanding the provisions of this Section 2, the Company shall have the right at any time after it shall have given notice to the Holders, to elect not to file any such proposed registration statement; provided, however, that each key officer and director of the Company and each person who, at the time of the proposed filing of such public offering, beneficially owns 1% or more of the outstanding capital stock of the Company, on a fully-converted, fully-diluted basis, shall enter into the same agreement.

3.	Termination of Registration Rights.
	3.1.	The Holders shall not be entitled to exercise any right provided for in Section 2 hereof, after four (4) years following the Effective Date.

3.2.	In addition, the right of the Holders to request registration pursuant to Section 2 shall terminate upon such date that all Registrable Shares held or entitled to be held upon exercise by the Holders may be sold under Rule 144(k) (or any successor rule).

4.	Designation of Underwriter.
The Company shall have the right to designate the managing underwriter.

5.	Expenses.

All expenses incurred in connection with any registration under Section 2 shall be borne by the Company, provided however, that the Holders shall pay their pro rata portion of the discounts payable to any underwriter.

6.	Indemnities. If any Registrable Shares are included in a registration statement pursuant to this Agreement:
6.1.
The Company will indemnify and hold harmless, to the fullest extent permitted by law, each Holder, any underwriter (as defined in the Securities Act) for such Holder, and each person, if any, who controls such Holder or such underwriter (collectively and individually referred to as the "Indemnified Party"), from and against any and all losses, damages, claims, liabilities, joint or several, costs, and expenses (including any amounts paid in any settlement effected with the Company’s consent, which consent will not be unreasonably withheld) to which such Indemnified Party may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs, or expenses arise out of are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented (including, in each case, all documents incorporated by reference therein, as such documents may have been updated by later dated documents), or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading or (iii) any violation or alleged violation by the Company of the Securities Act or the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or any rules or regulations promulgated thereunder, and the Company will reimburse each Indemnified Party, promptly upon demand, for any reasonable legal or any other expenses incurred by them in connection with investigating, preparing to defend, or defending against, or appearing as a third-party witness in connection with such loss, claim, damage, liability, action, or proceeding; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost, or expense arises solely out of or is based solely upon an untrue statement or alleged untrue statement, or omission or alleged omission, so made in conformity with information furnished to the Company by the Indemnified Party, in writing, specifically for inclusion therein; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; and provided, further, that the indemnity agreement contained in this Section 6.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability, or action if such settlement is effected without the Company’s consent, which consent will not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party, and regardless of any sale in connection with such offering by such Holder. Such indemnity shall survive the transfer of securities by a Holder.

6.2.
Each Holder participating in a registration hereunder will indemnify and hold harmless the Company its Executive Officers, Directors, any underwriter for the Company, and each person, if any, who controls the Company or such underwriter (collectively and individually, the "Indemnifiable Parties"), from and against any and all losses, damages, claims, liabilities, costs, or expenses (including any amount paid in any settlement effected with such Holder’s consent, which consent will not be unreasonably withheld) to any Indemnifiable Party may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs, or expense arise out of or are based on (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented (including, in each case, all documents incorporated by reference therein, as such documents may have been updated by later dated documents), or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act or the Securities and Exchange Act, or any rules or regulations promulgated thereunder and such Holder will reimburse each Indemnifiable Party, promptly upon demand, for any reasonable legal or other expenses incurred by such Indemnifiable Party in connection with investigating, preparing to defend, or defending against, or appearing as a third-party witness in connection with such loss, claim, damage, action, or proceeding; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in conformity with written information furnished by such Holder specifically for inclusion therein. The foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement), or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus at the time the registration statement becomes effective in the final prospectus, such indemnity agreement shall not inure to the benefit of (i) the Company, and (ii) any underwriter, if a copy of the final prospectus was not furnished to the person or entity asserting the loss, liability, claim, or damage at or prior to the time such furnishing is required by the Security Act; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this

Section 6.2 shall not apply to amounts paid in settlement of any such claim loss, damage, liability, or action if such settlement is effected without the consent of such Holder, as the case may be, which consent shall not be unreasonably withheld; and provided, further, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each Holder, to an amount equal to the net proceeds actually received by such Holder from the sale of Registrable Shares sold pursuant to such registration.

6.3.
Promptly after receipt by an Indemnified and/or Indemnifiable Party pursuant to the provisions of Section 6.1 or 6.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such Indemnified and/or Indemnifiable Party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Section 6.1 or 6.2, promptly notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party shall only relieve it from any liability which it may have to any Indemnified and/or Indemnifiable Party to the extent that such indemnifying party has been damaged by such omission to notify hereunder. In case such action is brought against any Indemnified and/or Indemnifiable party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified or Indemnifiable Party; provided, however, that if the defendants in any action include both the Indemnified or Indemnifiable Party and the indemnifying party and if in the reasonable judgment of the Indemnified or Indemnifiable party there are separate defenses that are available to the Indemnified or Indemnifiable party or there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the Indemnified or Indemnifiable party, the Indemnified or Indemnifiable Party(ies) shall have the right to select, at the expense of the indemnifying party, separate counsel to participate in the defense of such action; provided, further, however, that if the Holders are the Indemnified Party, the Holders shall be entitled to one (1) separate counsel at the expense of the Company and if underwriters are also Indemnified parties who are entitled to counsel separate from the indemnifying party, then all underwriters as a group shall be entitled to one (1) separate counsel at the expense of the Company. After notice from the indemnifying party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified or Indemnifiable Party pursuant to the provisions of said Section 6.1 or 6.2 above for any legal or other expense subsequently incurred by such Indemnified or Indemnifiable Party in connection with the defense thereof, unless (i) the Indemnified or Indemnifiable Party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the Indemnified or Indemnifiable Party to represent the same within a reasonable time after the notice of the commencement of the action and within fifteen (15) days after written notice of the Indemnified or Indemnifiable Party’s intention to employ separate counsel pursuant to the previous sentence, (iii) the indemnifying party has authorized the employment of counsel for the Indemnified or Indemnifiable Party at the expense of the indemnifying party, or (iv) the indemnifying party has authorized the employment of counsel but such party or counsel fails to vigorously defend the action. No indemnifying party will consent to entry of any judgment or enter into any settlement, which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified or Indemnifiable Party of a release from all liability in respect to such claim or litigation.

6.4.
If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties’ relative knowledge and access to information concerning the matter with respect to which the right to indemnification was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable consideration appropriate under the circumstances. In no event shall any party that is found liable for fraudulent misrepresentation within the meaning of Section 1(f) of the Securities Act be entitled to contribution hereunder from any party not found so liable.

7.	Obligations of the Company. Whenever required under this Agreement to effect the registration of any Registrable Shares, the Company shall, as expeditiously as possible:

7.1.
Prepare and file with the Commission a registration statement with respect to such Registrable Shares and use its best efforts to cause such registration statement to become effective with the Commission or pursuant to the Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, and, upon the request of the Holders of the majority of the Registrable Shares registered thereunder, keep such registration statement effective for a period of up to two (2) years for any registration under Form F-3 (which shall be kept effective subject to the provisions of Rule 415), or for nine (9) months for any registration under F-1, or if sooner until the distribution contemplated in the registration statement has been completed.

7.2.
Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by such registration statement.

7.3.
Furnish to the Holders and each duly authorized underwriter such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirement of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Shares owned by the Holders.

7.4.	In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such agreement.

7.5.
Notify each Holder of Registrable Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly amend such prospectus by filing a post effective supplement so that such prospectus does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and deliver copies thereof to the Holder.

7.6.	Cause all Registrable Shares registered pursuant hereunder to be listed on each securities exchange or Nasdaq on which similar securities issued by the Company are then listed.

7.7.
Provide a transfer agent and registrar for all Registrable Shares registered pursuant to this Agreement and a CUSIP number for all such Registrable Shares, in each case not later than the effective date of such registration.

7.8.
Furnish, at the request of any Holder, on the date that such Registrable Shares are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Holder, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters, if any, and to such Holder.

7.9.
Promptly notify each Holder, if the Holder is selling Registrable Shares covered by a registration statement, of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose. The Company shall use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement.

7.10.
Conditions to Registration. The Company shall not be obligated to effect the registration of the Registrable Shares pursuant to this Agreement unless the Holders participating therein consent to customary conditions of a reasonable nature that are imposed by the Company, including, but no limited to, the following:

(a) Conditions requiring the Holders to comply with all applicable provisions of the Securities Act and the Exchange Act, including, but not limited to, the prospectus delivery requirements; and

(b)
Conditions prohibiting the Holders, upon receipt of written notice from the Company that it is required by law to correct or update the registration statement or prospectus, from effecting sales of the Registrable Shares until the Company has completed the necessary correction or updating.

8.
Customary Arrangements. Each Holder may not participate in any underwritten offering pursuant to a registration filed hereunder unless such person (a) agrees to sell such person’s securities on the basis pmrovided in customary underwriting arrangements, and (b) provides all relevant information and completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents required under the terms of such underwriting arrangements; provided, however, that the Holders participating in the underwritten registration may appoint one legal or other representative to negotiate the underwriting arrangements, at such Holder’s expense.

9.
Public Information. The Company shall undertake to make publicly available and available to the Holders adequate current public information within the meaning of, and as required pursuant to, Rule 144 and shall use its reasonable best efforts to satisfy the Registrant Requirements for the use of Form F-3 during the term of this Agreement.

10.
Non-United States Offering. In the event of a public offering of securities of the Company outside of the United States, the Company will afford the Holders registration rights in accordance with applicable law and comparable in substance to the foregoing registration rights.

11.
Assignment of Registration Rights. The rights to cause the Company to register Registrable Shares pursuant to this Agreement may only be assigned by a Holder (the "Assignment") under the following conditions:

	(i)	The Assignment shall be concurrent with the sale or transfer of Registrable Shares and only with respect to the transferred Registrable Shares;
	(ii)	Pursuant to the Assignment, a Holder may only assign the registration rights contained herein on up to two (2) occasions, to no more than five (5) transferees on each occasion;
	(iii)	The assignees of the registration rights may not further assign the registration rights.

Provided, (a) the Company, is upon such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement.

12.
Changes in Registrable Shares. If, and as often as, there are any changes in the Registrable Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights and privileges granted hereby shall continue with respect to the Registrable Shares as so changed.

13.
Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements (including, without limitation, the Letter Agreement entered into between the Company and the Holders, and any and all negotiations and oral understandings with respect thereto) and any and all registration rights that the Company had previously granted to any party hereto in any capacity whatsoever. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

14.
Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, as such laws are applied to agreements between State of New York residents entered into and to be performed entirely within State of New York, whether or not all parties hereto are residents of State of New York.

15.
Successors and Assigns. Subject to the provisions of Section 11 above, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

16.
Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and if: (i) served or sent by post shall be deemed to have been served or delivered ten (10) days after the time when the letter was deposited in the mail, postage prepaid for first class mail or airmail, as applicable, or (ii) sent via facsimile or electronic mail, shall be deemed to have been served or delivered on the first business day following the date that the facsimile or electronic mail was sent, provided that, if no electronic mail confirmation is delivered by the recipient of such notice to the sender thereof within twenty-four (24) hours following the delivery of such notice, such notice has to be resent via facsimile and shall be deemed to have been served or delivered on the first business day following the date that such notice was resent via facsimile, all to the addresses of the Holders as set forth on Schedule 1 hereto, or to such other address as such party shall furnish the Company in writing, and if to the Company, at its address set forth in the preamble to this Agreement or at such other address as the Company shall have furnished to the parties in writing.

17.
Severability. Any invalidity, illegality or limitation on the enforceability of this Agreement or any part thereof, by any party whether arising by reason of the law of the respective party's domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to other parties. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

18.	Titles and Subtitles. The titles of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

19.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by exchange of signatures via facsimile.

IN WITNESS WHEREOF, the parties have signed this Agreement, as of the date first appearing above.

Nur Macroprinters Ltd.	X Securities Ltd.

By: ______________________	By: ______________________
Title: ______________________	Title: ______________________

________________________________________
David Fuchs

________________________________________
Matthew Norton

Schedule 1

List of Holders

Name of Holder	Address

David Fuchs	135 Rogers Drive
New Rochelle, NY 10804
United States
Fax: +1- _______________

X Securities, Ltd.	830 3rd Ave. 14th Floor
New York, NY 10022
United States
Fax: +1- _______________

Matthew L. Norton	43-19 41st Street Apt. 3C
Sunnyside, NY 11104
United States
Fax: +1- _______________